Exhibit 99.1

Nexvet Announces Positive Results from NV-02 Pilot Field Study in Cats with

Osteoarthritis

NV-02 Pivotal Study Plans Underway

DUBLIN, Ireland - May 26, 2016 - Nexvet Biopharma (Nasdaq: NVET), a veterinary biologic therapeutics company, today announced statistically significant efficacy results from its randomized, placebo-controlled pilot field study of NV-02, an anti-nerve growth factor (NGF) monoclonal antibody (mAb) therapy which is being developed as a monthly subcutaneous injectable for the control of pain associated with osteoarthritis in cats. Based on these results, the Company is planning to proceed to a pivotal (human Phase III equivalent) efficacy and field safety study for NV-02, anticipated to commence later in 2016.

Efficacy outcomes were primarily measured using cat owner assessments of changes in their cat’s pain and disability using two recognized pain assessment tools, Client-Specific Outcome Measures (CSOM) and the Feline Musculoskeletal Pain Index (FMPI). Owners were blinded to the treatment assignment of their pet. In this study, subcutaneous (SC) and intravenous (IV) administrations of NV-02 were evaluated against placebo and NV-02 was found to be highly effective by both routes of administration. Comparison of the combined NV-02 treatment groups with placebo showed the following top-line results:

•	A statistically significant improvement on the assessed level of pain as measured using changes in CSOM score between enrollment and both day 42 (P<0.05) and day 56 (P<0.01)

•	A statistically significant difference between NV-02-treated cats and placebo for the CSOM Global Assessment on both day 28 (P<0.05) and day 56 (P<0.01). The Global Assessment measures overall owner experience with the treatment course.

•	A statistically significant improvement over placebo in the assessed level of pain measured using the FMPI at day 42 (P<0.01) and day 56 (P<0.05)

•	NV-02 was found to be safe and well-tolerated with no significant adverse safety signals observed

This multi-center, placebo-controlled, randomized, double-blind field study was conducted at 15 sites in the United States. To Nexvet’s knowledge, this was the largest and most advanced clinical study of a feline mAb ever undertaken. The final number of enrolled cats in the study was 126, with 41 receiving placebo and 85 receiving NV-02. Cats participating in the study received either NV-02 or placebo once per month for two treatments. In addition to the CSOM and FMPI, Nexvet is analyzing data from additional endpoints which may be used in the pivotal study.

“Chronic feline pain is an area of major unmet medical need, with no pain medications approved for chronic use in cats in the United States. Nexvet’s proprietary surveys and third-party research demonstrate strong veterinarian demand for safe and effective feline pain products with convenient dosing approved for chronic use. Today’s results are consistent with our previous studies of NV-02, and highly supportive of NV-02’s ability to meet its target product profile. We believe this profile could make NV-02 a first-mover in this potentially significant market. This data also further supports the safety and efficacy of Nexvet’s portfolio of ‘100% species-specific’ anti-NGF mAbs for controlling chronic pain in companion animals,” commented Dr. Mark Heffernan, Chief Executive Officer of Nexvet.

The NV-02 pilot study data will be presented at a Nexvet-hosted seminar at the American College of Veterinary Internal Medicine (ACVIM) Forum from 6:30AM - 8:30AM MDT on

June 9th in Denver, Colorado. The seminar will also include expanded pivotal safety and efficacy data for ranevetmab (NV-01), a fully caninized, or ‘100% dog’, anti-NGF mAb therapy in development as a monthly subcutaneous injectable for the control of pain associated with osteoarthritis in dogs.

About NV-02 and the cat chronic pain market

NV-02 is a fully felinized or ‘100% cat’ anti-NGF mAb produced using Nexvet’s proprietary PETization platform technology for the rapid design of mAbs recognized as ‘self’ or ‘native’ by an animal’s immune system.

NGF is a protein involved in nerve signalling, including pain signals. Anti-NGF mAbs seek to interrupt those signals to reduce pain. This approach to pain management has been validated in late-stage human trials, and has now been validated in veterinary species by Nexvet in multiple studies. Nexvet’s canine anti-NGF mAb, ranevetmab, completed a pivotal safety and efficacy trial in November 2015 and met its primary efficacy endpoint: a statistically significant improvement over placebo in the assessed level of pain (P<0.05) 28 days after a single subcutaneous injection.

In June 2015, Nexvet announced the successful completion of its proof-of-concept (POC) efficacy study and a pilot safety study of NV-02. No adverse safety signals were observed in either study. In the POC study, a statistically significant improvement from baseline over placebo was observed in CSOM scores taken three weeks after treatment (P<0.05), and other statistically significant improvements over placebo were seen over weeks 2-5 following administration (P<0.05).

NV-02 is being developed as a monthly subcutaneous injectable for cats: its target product profile makes it a potential first-mover in chronic feline pain, as there are no pain-relieving drugs approved for use for longer than three days in cats in the United States. Only one drug is approved for this purpose in Europe: meloxicam, a non-steroidal anti-inflammatory drug (NSAID), which is a class of drugs associated with elevated toxicity in cats relative to dogs. No NSAID is approved for chronic use in cats in the United States.

Nexvet believes the introduction of a safer and effective pain management product class for cats, such as anti-NGF mAbs, will result in significant sales growth, a dynamic observed when NSAIDs were first introduced to the canine pain market in the mid-1990s. In the United States alone, sales of small animal pain management products increased from less than $10 million in 1995 to approximately $284 million in 2015, representing an average annual growth rate of approximately 17%, following the introduction of carprofen, an NSAID, in 1996.

In one leading veterinary industry report on pain management by Brakke Consulting, released in April 2016, only 20% of U.S. veterinarians surveyed were satisfied with pain management choices for cats (including both acute and chronic pain management options). Of the 80% of veterinarians who were dissatisfied, 43% said they needed drugs for long-term use in cats, 37% said they needed safer drugs, and 26% wanted products that were easier to administer.

Oral dosing of cats is significantly harder than oral dosing of dogs, making convenience of administration and reduced dosing frequency particularly compelling product attributes in the treatment of chronic feline conditions. These attributes, as well as safety and efficacy, were included in a hypothetical target product profile by Nexvet put to 390 surveyed veterinarians in the United States, United Kingdom, France and Germany. The results of this study were summarized in a proprietary report indicating that between 86% and 98% of the veterinarians surveyed would use a product such as NV-02 for the treatment of chronic pain in cats.

Cat demographics

According to the 2015-2016 American Pet Products Association National Pet Owners Survey and the European Pet Food Industry Federation’s Facts and Figures 2014, there are approximately 85.8 million pet cats in the United States and approximately 99 million pet cats in Europe.

Various clinical studies have indicated that a majority of cats show radiographic evidence of degenerative joint disease (DJD). DJD is a term encompassing various conditions, most notably osteoarthritis. Osteoarthritis is associated with progressive disability and pain, and its incidence increases with age and obesity. In a 2012 report compiled by leading U.S. veterinary hospital chain Banfield which included data on nearly 430,000 cats, the average lifespan of pet cats had increased 10% in the prior decade, and in the prior five years the prevalence of excess body weight had increased 90% and the prevalence of arthritis had increased 67%.

About Nexvet (www.nexvet.com)

Nexvet is a veterinary biologics developer focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly design monoclonal antibodies (mAbs) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Nexvet is leveraging diverse global expertise and incentives to build a vertically integrated biopharmaceutical company, which conducts drug discovery in Australia, conducts clinical development in the United States and Europe and is growing its biomanufacturing capabilities in Ireland.

Further information:

Investors

Candice Knoll

Blueprint Life Science Group

+1 415-375-3340 Ext. 4

cknoll@bplifescience.com

Media

Jessica Burns

Berry & Company Public Relations

+1 212-253-8881

jburns@berrypr.com

Forward looking statements

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